UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2006

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-5805 (Commission File Number)	13-2624428 (IRS Employer Identification Number)
270 Park Avenue, New York, NY (Address of Principal Executive Office)	10017 (Address of Principal Executive Office)

Registrant's telephone number, including area code: (212) 270-6000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the merger of JPMorgan Chase & Co. and Bank One Corporation in July 2004, severance agreements for certain executives were authorized on a transitional basis, as described in the merger proxy statement. These agreements will end no later than July 2007.

Harrison agreement - JPMorgan Chase agreed to provide William B. Harrison, Jr., Chairman of the Board, with severance in an amount equal to three times his base salary plus three times the three-year average of his annual cash bonus (but not less than $22.2 million) if his employment were involuntarily terminated without cause prior to July 1, 2006. By agreement effective March 21, 2006, Mr. Harrison waived his rights to such severance.

Dimon agreement - JPMorgan Chase entered into an employment agreement with James Dimon, President and Chief Executive Officer, for a term ending on the date of the 2007 annual meeting of shareholders, superseding an agreement Mr. Dimon executed with Bank One in March 2000. By amendment effective March 21, 2006, Mr. Dimon waived his rights under the employment agreement to a minimum guaranteed base salary and, if his employment were terminated without cause or he resigned for good reason, to severance in an amount equal to 90% of severance payable to Mr. Harrison (but not less than $20 million). As amended, the employment agreement provides as follows:

  If Mr. Dimon's employment is terminated by JPMorgan Chase without cause or Mr. Dimon resigns with good reason, Mr. Dimon will be entitled, subject to execution of a release in favor of JPMorgan Chase and certain post-termination employment restrictions, to severance in an amount determined under the executive severance policy described below, accelerated vesting of equity-based awards and a minimum of five years (or the original full term, if shorter) to exercise outstanding options; and continued medical and dental benefits for three years and eligibility to participate in JPMorgan Chase's post-retirement welfare benefits programs.
  If Mr. Dimon's employment is terminated due to his death or disability, Mr. Dimon (or his estate) will be entitled to a pro rata bonus for the year of termination, accelerated vesting of equity-based awards and a minimum of five years (or the original full term, if shorter) to exercise outstanding options; and continued medical and dental benefits at employee rates (in the case of disability, until age 65 and, upon his death, to his eligible dependents for three years) and eligibility to participate in JPMorgan Chase's post-retirement welfare benefit programs.

Under agreements entered into in connection with the merger, Steven D. Black and William T. Winters, Co-CEOs of Investment Banking, were eligible for severance upon involuntary termination without cause in an amount equal to two times current base salary plus two times the executive officer's three-year average cash bonus. By agreements effective March 21, 2006, Messrs. Black and Winters waived their rights to such severance. Charles W. Scharf, CEO of Retail Financial Services, had waived his rights to severance as described in JPMorgan Chase's Form 8-K dated December 29, 2005. As a result of such waivers, Messrs. Black, Scharf and Winters are now subject to the executive severance policy described below.

Executive severance policy - Except for executives subject to transitional agreements, executive officers are generally eligible upon involuntary termination without cause, subject to execution of a release in favor of JPMorgan Chase and certain post-termination employment restrictions, to severance in an amount equal to two times current base salary plus such further amount, if any, determined at the discretion of JPMorgan Chase; continued eligibility for medical, dental and life insurance benefits at employee rates for two years following termination; and full or continued vesting of outstanding equity-based awards, except for stock options granted in October 2005, which vest in accordance with their terms. Post-termination exercise periods for stock options and stock appreciation rights granted before 2005 vary, based on the terms of the particular award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMORGAN CHASE & CO.
By: Name: Title:	/s/ Anthony J. Horan Anthony J. Horan Corporate Secretary

Date: March 27, 2006